February 8, 2017

NOTICE OF DEFAULT

Champion Pain Care

Garland A Brown Jr.

48 Wall Street

New York, NY 10005

Garland.brown@weissbrown.com

Re:

SENIOR SECURED CREDIT FACILITY AGREEMENT dated as of MARCH 31, 2016 but made effective as of DECEMBER 1, 2016 (the “Agreement”) by and between CHAMPION PAIN CORPORATION (the “Company”) in favor of TCA Global Credit Master Fund, LP (“TCA”).  Capitalized terms used in this letter shall have the same meanings as set forth in the Agreement

Dear Mr. Brown:

Please be advised that the Company is in default of the Agreement for, among other things, failing to MAKE THE FEBRUARY PAYMENT IN THE AMOUNT OF $200,000 ALONG WITH PROVIDING VIEW ACCESS TO ANY AND ALL OPERATING ACCOUNTS in accordance with the terms and provisions of the Agreement and the other Loan Documents or Transactions Documents (as applicable).  Please consider this letter formal notice from TCA that the Company is in default of the Agreement for the reason stated above.  Pursuant to the Agreement, please be advised that the Company has TEN (10) days from the date this letter is deemed delivered to remedy and cure this default.  If such default is not remedied or cured to TCA’s satisfaction within said time period, such default shall then constitute an “Event of Default” under the Agreement, and TCA will immediately pursue all of its rights and remedies available at law or in equity, including, without limitation, seeking interest at default rate, collection of attorneys’ fees and other costs incurred in connection with TCA’s collection efforts, seeking foreclosure of all collateral securing the indebtedness evidenced by the Agreement, pursuing any guarantors and others that may have liability in connection with the Agreement, and all other remedies that may be available to TCA under the Agreement and related documents and applicable law.

IT IS TCA’S INTENTION TO FULLY PROSECUTE ITS RIGHTS UNDER THE AGREEMENT AT THE EARLIEST TIME UNDER THE DOCUMENTS.

PLEASE GOVERN YOURSELF ACCORDINGLY.

Very truly yours,

TCA GLOBAL CREDIT MASTER FUND, LP